Tanzanian Gold Corporation

Consolidated Financial Statements

For the years ended

August 31, 2020, 2019 and 2018

(expressed in Canadian dollars)

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Tanzanian Gold Corporation, were prepared by management in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. Management acknowledges responsibility for the preparation and presentation of the consolidated financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Company’s circumstances. The significant accounting policies of the Company are summarized in Note 3 to the consolidated financial statements.

Management has established processes, which are in place to provide them with sufficient knowledge to support management representations that they have exercised reasonable diligence that (i) the consolidated financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of and for the year presented by the consolidated financial statements and (ii) the consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Company, as of the date of and for the year presented by the consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its financial reporting responsibilities and for reviewing and approving the consolidated financial statements together with other financial information. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the internal controls over the financial reporting process. The Audit Committee meets with management as well as with the independent auditors to review the consolidated financial statements and the auditors' report. The Audit Committee also reviews the Annual Report to ensure that the financial information reported therein is consistent with the information presented in the consolidated financial statements. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

“Jeffrey R. Duval” “Marco Guidi”_______

Jeffrey R. DuvalMarco Guidi

Acting Chief Executive Officer Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of

Tanzanian Gold Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Tanzanian Gold Corporation (the "Company") as of August 31, 2020 and 2019, the related consolidated statements of comprehensive loss, changes in equity, and cash flows, for the years ended August 31, 2020, 2019, and 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2020, and 2019 and its financial performance and its cash flows for the years ended August 31, 2020, 2019, and 2018, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Report on Internal Control Over Financial Reporting

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of August 31, 2020, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated November 30, 2020 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated.  The Company requires additional funds to meet its obligations and the costs of its operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company’s auditor since 2016

Vancouver, Canada

November 30, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Tanzanian Gold Corporation

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Tanzanian Gold Corporation and subsidiaries (the “Company”), as of August 31, 2020,  based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, because of the effect of the material weaknesses identified below on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of August 31, 2020, based on criteria established in Internal Control-Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States), the consolidated financial statements as of and for the year ended August 31, 2020 of the Company and our report dated November 30, 2020, expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Material Weaknesses

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment: Management identified material weaknesses in the Company’s overall control environment due to the aggregate effect of multiple deficiencies in internal controls, which affected five components of the internal control as defined by COSO (control environment, risk assessment, control activities, information and communication, and monitoring).

Management did not design and maintain effective controls over the following, each of which is a material weakness:

(a)Review and approval of invoices and the related oversight and accuracy of recording the associated charges in the Company’s books.

(b)Lack of adequate oversight related to the development and performance of internal controls. Due to the limited number of personnel in the company, there are inherent limitations to segregation of duties amongst personnel to perform adequate oversight, including oversight regarding complex International Financial Reporting Standards that may cause misinterpretation and misapplication.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements as of and for the year ended August 31, 2020, of the Company, and this report does not affect our report on such financial statements.

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

November 30, 2020

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company as defined in Rule 13a-15(f) under the Securities and Exchange Act of 1934. Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. The Company’s management, including our Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of our internal control over financial reporting as of August 31, 2020. In making this assessment, the Company’s management used the criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO 2013”). This evaluation included review of the documentation of controls, evaluation of the design effectiveness of controls, testing of the operating effectiveness of controls and a conclusion on this evaluation. Based on this evaluation, our management concluded our internal control over financial reporting was not effective as at August 31, 2020 due to the following material weaknesses (i) review and approval of invoices and the related oversight and accuracy of recording the associated charges in the Company’s books; and (ii) Lack of adequate oversight related to the development and performance of internal controls. Due to the limited number of personnel in the company, there are inherent limitations to segregation of duties amongst personnel to perform adequate oversight, including oversight regarding complex International Financial Reporting Standards that may cause misinterpretation and misapplication.

Tanzanian Gold Corporation

Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

As at	August 31, 2020	August 31, 2019

Assets
Current Assets
Cash (Note 16)	$ 5,293,766	$ 3,389,319
Other receivables (Note 12)	714,245	625,519
Prepaid and other assets (Note 13)	101,364	120,478
Inventory (Note 15)	948,072	-
	7,057,447	4,135,316
Property, plant and equipment (Note 5)	2,269,820	1,710,575
Inventory (Note 15)	-	522,779
Mineral properties and deferred exploration (Note 4)	40,483,487	31,750,255
	$ 49,810,754	$ 38,118,925

Liabilities
Current Liabilities
Trade, other payables and accrued liabilities (Note 14)	$ 6,375,882	$ 6,225,131
Leases payable (Note 5)	88,207	78,784
Convertible loan (Note 23)	-	1,929,244
Gold bullion loans (Note 21)	-	4,998,127
Derivatives in gold bullion loans (Note 21)	-	1,300,000
Convertible debentures (Note 24)	6,647,000	-
Derivative warrant liabilities (Note 25)	720,000	-
	13,831,089	14,531,286
Warrant liability (Note 6)	-	4,486,444
Asset Retirement Obligation (Note 19)	3,500,000	737,404
	17,331,089	19,755,134
Shareholders’ equity
Share capital (Note 6)	178,396,820	142,251,909
Share based payment reserve (Note 8)	3,449,269	8,374,041
Warrants reserve (Note 7)	1,033,037	1,033,037
Accumulated other comprehensive loss	(996,538)	(114,030)
Accumulated deficit	(149,041,291)	(133,762,683)
Equity attributable to owners of the Company	32,841,297	17,782,274
Non-controlling interests (Note 20, 4(a))	(361,632)	581,517
Total shareholders’ equity	32,479,665	18,363,791
	$ 49,810,754	$ 38,118,925

 Nature of operations and Going Concern (Note 1)

 Commitments and Contingencies (Notes 4 and 18)

 Events after the reporting period (Note 27)

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Gold Corporation Consolidated Statements of Comprehensive Loss (Expressed in Canadian Dollars)
Year ended August 31,	2020	2019	2018
Administrative expenses
Depreciation (Note 5)	$ 295,858	$ 353,115	$ 386,845
Consulting (Note 9)	1,362,679	1,159,991	938,569
Directors’ fees (Note 9)	243,281	111,625	111,625
Office and general	269,626	185,268	121,757
Shareholder information	687,218	378,177	343,658
Professional fees (Note 9)	1,744,462	1,666,920	845,924
Salaries and benefits	1,285,644	718,669	605,659
Share based payments (Note 6)	4,340,710	236,000	1,598,883
Travel and accommodation	97,694	43,052	24,335
	(10,327,172)	(4,852,817)	(4,977,255)
Other income (expenses)
Foreign exchange	(620,825)	(207,042)	126,583
Interest, net	(22,398)	(17,784)	(15,518)
Interest accretion (Notes 21 and 23)	(736,331)	(988,530)	(819,060)
Loss on derivative in gold bullion loans (Note 21)	(800,000)	(1,100,000)	(200,000)
Gain on derivative warrant liabilities (Note 25)	391,000	-	-
Change in fair value of convertible debentures (Note 24)	67,000	-	-
Accretion on asset retirement obligation (Note 19)	(8,580)	(11,261)	(11,086)
Finance costs (Note 22)	(2,660,510)	(605,775)	(549,213)
Transaction costs on convertible debenture (Note 24)	(1,198,403)	-	-
Exploration costs	(299,557)	(190,786)	(22,625)
Interest on leases (Note 5)	(10,058)	(10,248)	(10,034)
Settlement of lawsuit	-	(154,316)	(95,241)
Loss on disposal of property, plant and equipment	-	-	(775)
Loss on shares issued for settlement of debt	-	-	(522,226)
Write off of mineral properties and deferred exploration costs (Note 4)	-	(22,229,752)	-
Withholding tax costs	4,077	(49,206)	(947)
Net loss	$ (16,221,757)	$ (30,417,517)	$ (7,097,397)
Other comprehensive income
Foreign currency translation	(882,508)	641,879	1,420,443
Comprehensive loss	$ (17,104,265)	$ (29,775,638)	$ (5,676,954)

Loss attributable to:
Parent	(15,278,608)	(30,298,724)	(6,897,382)
Non-controlling interests	(943,149)	(118,793)	(200,015)
	$ (16,221,757)	$ (30,417,517)	$ (7,097,397)
Comprehensive loss attributable to:
Parent	(16,707,136)	(30,064,484)	(6,316,153)
Non-controlling interests	(397,129)	288,846	639,199
	$ (17,104,265)	$ (29,775,638)	$ (5,676,954)

Loss per share – basic and diluted attributable to Parent	$ (0.10)	$ (0.22)	$ (0.06)
Weighted average # of shares outstanding – basic and diluted	166,510,691	136,050,492	122,905,190

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Gold Corporation

Consolidated Statements of Changes in Equity

(Expressed in Canadian Dollars)

Share Capital		Reserves						
	Number of Shares	Amount	Share based payments	Warrants	Accumulated other comprehensive income	Accumulated deficit	Owner's equity	Non-controlling interests	Total equity
Balance at September 1, 2017	**121,784,619**	**$ 125,174,377**	**$ 7,674,233**	**$ 1,248,037**	**$ (2,176,352)**	**$ (96,566,577)**	**$ 35,353,718**	**$ 900,325**	**$ 36,254,043**
Issued pursuant to RSU Plan (Note 6)	385,147	188,722	(188,722)	-	-	-	-	-	-
Shares issued for interest on gold loans and convertible loans (Notes 21 & 23)	1,172,128	612,900	-	-	-	-	612,900	-	612,900
Shares issued as financing fee for convertible loans (Note 23)	466,504	234,752	-	-	-	-	234,752	-	234,752
Issued for settlement of convertible loans (Note 23)	1,354,405	792,381	-	-	-	-	792,381	-	792,381
Conversion component of convertible loans (Note 23)		-	310,000	-	-	-	310,000	-	310,000
Share based compensation - Stock options		-	1,614,000	-	-	-	1,614,000	-	1,614,000
Share based compensation - RSU		-	49,981	-	-	-	49,981	-	49,981
RSU shares forfeited (Note 6)		-	(65,098)	-	-	-	(65,098)	-	(65,098)
Exchange on translation of foreign subsidiaries		-	-	-	1,420,443	-	1,420,443	-	1,420,443
Total comprehensive loss for the year		-	-	-	-	(6,897,382)	(6,897,382)	(200,015)	(7,097,397)
Balance at August 31, 2018	**125,162,803**	**$ 127,003,132**	**$ 9,394,394**	**$ 1,248,037**	**$ (755,909)**	**$ (103,463,959)**	**$ 33,425,695**	**$ 700,310**	**$ 34,126,005**
Issued for cash, net of share issue costs	13,435,503	8,911,230	-	-	-	-	8,911,230	-	8,911,230
Shares issued for interest on gold loans and convertible loans	1,836,229	699,651	-	-	-	-	699,651	-	699,651
Shares issued as financing fee for loans (Note 21)	686,446	581,181	-	-	-	-	581,181	-	581,181
Issued for settlement of loans (Note 21 and 23)	7,789,895	2,781,473	-	-	-	-	2,781,473	-	2,781,473
Transfer of conversion component on conversion of convertible loans		1,402,631	(1,402,631)	-	-	-	-	-	-
Stock options exercised	63,333	26,333	-	-	-	-	26,333	-	26,333
Transfer of reserve on exercise of stock options		27,722	(27,722)	-	-	-	-	-	-
Warrants exercised	85,127	215,000	-	(215,000)	-	-	-	-	-
Issued in trust for legal appeal (Note 18)	1,332,222	603,556	-	-	-	-	603,556	-	603,556
Conversion component of convertible loans (Note 23)		-	174,000	-	-	-	174,000	-	174,000
Share based compensation - Stock options		-	236,000	-	-	-	236,000	-	236,000
Exchange on translation of foreign subsidiaries		-	-	-	641,879	-	641,879	-	641,879
Net loss for the year		-	-	-	-	(30,298,724)	(30,298,724)	(118,793)	(30,417,517)
Balance at August 31, 2019	**150,391,558**	**$ 142,251,909**	**$ 8,374,041**	**$ 1,033,037**	**$ (114,030)**	**$ (133,762,683)**	**17,782,274**	**$ 581,517**	**18,363,791**
Issued for cash, net of share issue costs	6,768,634	4,634,051	-	-	-	-	4,634,051	-	4,634,051
Shares issued for interest on gold loans and convertible loans	1,463,855	785,148	-	-	-	-	785,148	-	785,148
Shares issued as financing fee for loans (Note 23)	1,025,762	642,095	-	-	-	-	642,095	-	642,095
Issued for settlement of loans (Note 21 and 23)	29,267,417	15,307,441	-	-	-	-	15,307,441	-	15,307,441
Transfer of conversion component on conversion of convertible loans		5,760,022	(5,760,022)	-	-	-	-	-	-
Warrants exercised	5,434,896	4,686,444	-	-	-	-	4,686,444	-	4,686,444
Shares issued for compensation	5,623,000	4,329,710	-	-	-	-	4,329,710	-	4,329,710
Conversion component of convertible loans (Note 21 and 23)		-	824,250	-	-	-	824,250	-	824,250
Share based compensation - Stock options		-	11,000	-	-	-	11,000	-	11,000
Exchange on translation of foreign subsidiaries		-	-	-	(882,508)	-	(882,508)	-	(882,508)
Net loss for the year		-	-	-	-	(15,278,608)	(15,278,608)	(943,149)	(16,221,757)
Balance at August 31, 2020	**199,975,122**	**$ 178,396,820**	**$ 3,449,269**	**$ 1,033,037**	**$ (996,538)**	**$ (149,041,291)**	**$ 32,841,297**	**$ (361,632)**	**$ 32,479,665**

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Gold Corporation Consolidated Statements of Cash Flow (Expressed in Canadian Dollars)
Year ended August 31,	2020	2019	2018

Operating
Net loss	$ (16,221,757)	$ (30,417,517)	$(7,097,397)
Adjustments to reconcile net loss to cash flow from operating activities:
Depreciation	295,858	353,115	386,845
Write-off of mineral properties and deferred exploration costs	-	22,229,752	-
Loss on derivative in gold bullion loans	800,000	1,100,000	200,000
Gain on derivative warrant liabilities	(391,000)	-	-
Change in fair value of convertible debentures	(67,000)	-	-
Share based payments	4,340,710	236,000	1,598,883
Accretion on asset retirement obligation	8,580	11,261	11,086
Interest accretion	736,331	988,530	819,060
Foreign exchange	133,675	99,780	(14,011)
Shares issued for payment of interest on bullion loans	785,148	605,775	425,717
Loss on shares issued for settlement of debt	-	-	522,281
Loss on settlement of lawsuit		-	95,241
Net change in non-cash operating working capital items:
Other receivables	(88,726)	(360,716)	64,205
Inventory	(425,293)	(7,388)	(7,902)
Prepaid expenses	19,114	(4,427)	(41,753)
Trade, other payables and accrued liabilities	1,510,137	347,912	686,545
Cash used in operating activities	(8,564,223)	(4,817,923)	(2,351,200)
Investing
Mineral properties and deferred exploration costs, net of recoveries	(8,665,411)	(3,027,380)	(1,305,094)
Proceeds from gold sales	495,573	-	-
Purchase of property, plant and equipment	(946,601)	(24,169)	(7,076)
Cash used in investing activities	(9,116,439)	(3,051,549)	(1,312,170)
Financing
Issuance of common shares for cash, net of issue costs	4,634,051	8,937,563	-
Interest on leases	9,423	10,965	11,188
Proceeds from issuance of convertible debentures	7,986,000	-	-
Proceeds from issuance of convertible loans	6,946,787	1,596,401	1,754,291
Repayment of convertible loans	(283,393)	-	-
Proceeds from gold bullion loans	292,241	287,800	1,312,660
Cash provided by financing activities	19,585,109	10,832,729	3,078,139
Net increase (decrease) in cash	1,904,447	2,963,257	(585,231)
Cash, beginning of year	3,389,319	426,062	1,011,293
Cash, end of year	$ 5,293,766	$ 3,389,319	$ 426,062

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Gold Corporation Consolidated Statements of Cash Flow (Expressed in Canadian Dollars)

Supplementary information:	2020	2019	2018
Non-cash transactions:
Shares issued for interest on loans	$ 785,148	$ 699,651	$ 612,900
Shares issued pursuant to RSU plan	-	-	188,722
Shares issued as financing fee for convertible loans	642,095	581,181	234,752
Shares on conversion of loans	15,307,441	2,781,473	792,381
Shares issued for compensation	4,329,710	-	-
Cashless exercise of warrants	4,686,444	215,000	-

The accompanying notes are an integral part of these consolidated financial statements

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

1.Nature of Operations and Going Concern

The Company was originally incorporated under the corporate name “424547 Alberta Ltd.” in the Province of Alberta on July 5, 1990, under the Business Corporations Act (Alberta).  The name of the Company was changed to Tanzanian Gold Corporation on April 11, 2019 (“Tanzanian” or the “Company”).  The address of the Company’s registered office is 400 3rd Avenue SW, Suite 3700, Calgary, Alberta, T2P 4H2, Canada.  The Company’s principal business activity is in the exploration and development of mineral property interests.  The Company’s mineral properties are located in United Republic of Tanzania (“Tanzania”).

The Company is in the process of exploring and evaluating its mineral properties.  The business of exploring and mining for minerals involves a high degree of risk.  The underlying value of the mineral properties is dependent upon the existence and economic recovery of mineral resources and reserves, the ability to raise long-term financing to complete the development of the properties, government policies and regulations, and upon future profitable production or, alternatively, upon the Company’s ability to dispose of its interest on an advantageous basis; all of which are uncertain.

The amounts shown as mineral properties and deferred exploration expenditures represent costs incurred to date, less amounts amortized and/or written off, and do not necessarily represent present or future values. The underlying value of the mineral properties is entirely dependent on the existence of economically recoverable reserves, securing and maintaining title and beneficial interest, the ability of the Company to obtain the necessary financing to complete development, and future profitable production.

At August 31, 2020 the Company had a working capital deficiency of $6,773,642 (August 31, 2019 – $10,395,970), had not yet achieved profitable operations, has accumulated losses of $149,041,291 (August 31, 2019 – $133,762,683). The Company will require additional financing in order to conduct its planned work programs on mineral properties, meet its ongoing levels of corporate overhead and discharge its future liabilities as they come due.

The Company’s current funding sources and taking into account the working capital position and capital requirements at August 31, 2020, indicate the existence of a material uncertainty that raises substantial doubt about the Company’s ability to continue as a going concern and is dependent on the Company raising additional debt or equity financing. The Company must obtain additional funding in order to continue development and construction of the Buckreef Project.  The Company is continuing to pursue additional financing to fund the construction of the Buckreef Project and additional projects. Whilst the Company has been successful in obtaining financing in the past, there is no assurance that such additional funding and/or project financing will be obtained or obtained on commercially favourable terms.

These consolidated financial statements do not give effect to any adjustment which would be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the consolidated financial statements.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

2.  Basis of Preparation

2.1 Statement of compliance

The Company’s consolidated financial statements, including comparatives, have been prepared in accordance with and using accounting policies in full compliance with the International Financial Reporting Standards (“IFRS”) and International Accounting Standards (“IAS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”), effective for the Company’s reporting for the year ended August 31, 2020.

These consolidated financial statements were approved and authorized by the Board of Directors of the Company on November 27, 2020.

2.2 Basis of presentation

The consolidated financial statements of the Company as at and for the years ended August 31, 2020 and 2019 comprise of the Company and its subsidiaries (together referred to as the “Company” or “Group”).

The consolidated financial statements have been prepared on the historical cost basis except for certain financial instruments, which are measured at fair value, as explained in the accounting policies set out in note 3.

2.3Adoption of new and revised standards and interpretations

Adoption of New Accounting Standards

The adoption of the following new standards, interpretations and amendments where included in the financial statements for the year beginning September 1, 2019.

IFRS 16 Leases (“IFRS 16”), was issued in January 2016 and it replaces IAS 17 Leases. IFRS 16 requires entities to recognize lease assets and lease obligations on the balance sheet. IFRS 16 eliminates the classification of leases as either operating leases or finance leases for a lessee. Instead leases are “capitalized” by recognizing the present value of the lease payments and showing them either as lease assets (right-of-use assets) or together with property, plant and equipment. If lease payments are made over time, a company also recognizes a financial liability representing its obligations to make future lease payments. IFRS 16 is effective for fiscal periods beginning on or after January 1, 2019.

The Company did not have any operating leases in place as at September 1, 2019, as such, there was no impact on adoption of the standard.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

2.  Basis of Preparation (continued)

2.4 COVID-19

At the end of 2019, a novel strain of coronavirus (“COVID-19”) was reported in China. The COVID-19 outbreak has developed rapidly in 2020, with a significant number of infections around the world. On March 11, 2020, it was labelled a pandemic by the World Health Organization. During the first quarter of 2020, attempts at containment of COVID-19 have resulted in decreased economic activity, which has adversely affected the broader global economy. The rapid development and fluidity of the situation precludes any prediction as to the ultimate impact of COVID-19; however, the Company seeks to obtain the best possible information to enable the assessment of the risks involved, and implement appropriate measures to respond. During the year ended August 31, 2020, the Company has taken a number of measures to safeguard the health of its employees and the local communities where it operates.

3.Summary of Significant Accounting Policies

3.1 Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its controlled subsidiaries: Tanzania American International Development Corporation 2000 Limited (“Tanzam”), Tancan Mining Co. Limited (“Tancan”), Buckreef Gold Company Ltd. (“Buckreef”), and Northwestern Base Metals Company Limited (“NWBM”). Control is achieved when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Subsidiaries are consolidated from the date of acquisition, being the date on which the Company obtains control, and continued to be consolidated until the date when such control ceases.  The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies.

The consolidated financial statements of the Company set out the assets, liabilities, expenses, and cash flows of the Company and its subsidiaries, namely:

		Ownership interest as at August 31,
	Country of incorporation	2019	2018
Tanzam	Tanzania	100%	100%
Tancan	Tanzania	100%	100%
Buckreef	Tanzania	55%	55%
NWBM	Tanzania	75%	75%

All inter‐company transactions, balances, income and expenses are eliminated in full on consolidation.

Non‐controlling interests in the net assets of consolidated subsidiaries are identified separately from the Company’s equity therein.  Total comprehensive income within a subsidiary is attributed to the non-controlling interest even if it results in a negative balance.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.2 Mineral properties and deferred exploration

All direct costs related to the acquisition and exploration and development of specific properties are capitalized as incurred.  Any cost incurred prior to obtaining the legal right to explore a mineral property are expensed as incurred.  Field overhead costs directly related to exploration are capitalized and allocated to mineral properties explored.  All other overhead and administration costs are expensed as incurred.  If a property is abandoned, sold or impaired, an appropriate charge will be made to the statement of comprehensive loss at the date of such impairment.  Discretionary option payments arising on the acquisition of mining properties are only recognized when paid.  Amounts received from other parties to earn an interest in the Company's mining properties are applied as a reduction of the mining property and deferred exploration and development costs until all capitalized costs are recovered at which time additional reimbursements are recorded in the statement of comprehensive loss, except for administrative reimbursements which are credited to operations.

As the Company is in the exploration stage, it has no significant ongoing sources of revenue. Incidental revenue is generated from the sale of gold bars. In accordance with IFRS 15, the Company recognizes revenue when the gold is shipped to the customer. Delivery of the gold is considered to be the only performance obligation and revenue is measured based on the consideration specified in the contract with the customer. Gold sales generated from bulk sampling activities are treated as a cost recovery against exploration expensesThe Company reviews the carrying value of a mineral property when events or changes in circumstances indicate that the carrying value may not be recoverable.

Examples of such events or changes in circumstances are as follows:

•the period for which the Company has the right to explore in the specific area has expired during the period or will expire in the near future, and is not expected to be renewed;

•substantive expenditure on further exploration for and evaluation of mineral resources in the specific area is neither budgeted nor planned;

•exploration for and evaluation of mineral resources in the specific area have not led to the discovery of commercially viable quantities of mineral resources and the entity has decided to discontinue such activities in the specific area; and

•sufficient data exist to indicate that, although a development in the specific area is likely to proceed, the carrying amount of the exploration and evaluation asset is unlikely to be recovered in full from successful development or by sale.

If the carrying value exceeds the fair value, the property will be written down to fair value with a provision charged against operations in the year of impairment. An impairment is also recorded when management determines that it will discontinue exploration or development on a mineral property or when exploration rights or permits expire.

Ownership in mineral properties involves certain risks due to the difficulties in determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history characteristic of many mineral interests.

Once an economically viable reserve has been determined for a property and a decision has been made to proceed with development has been approved, acquisition, exploration and development costs previously capitalized to the mineral property are first tested for impairment and then classified as property, plant and equipment under construction.  These costs will be amortized against the income generated from the mineral property.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.3Property, plant and equipment

Property, plant and equipment (“PPE”) are stated at cost less accumulated depreciation and accumulated impairment losses. The cost of an item of PPE consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Depreciation is provided at the following rates calculated to write off the cost of PPE, less their estimated residual value, using the declining balance and straight line methods:

Rate

Machinery and equipment	20% to 30%
Automotive	30%
Computer equipment	30%
Drilling equipment	6.67%
Leasehold improvements	20%
Heap leach pads	Over 5 years
Processing plant	Over 8 years

An item of PPE is derecognized upon disposal, when held for sale or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the statement of comprehensive loss.

Assets under construction are capitalized as construction-in-progress. The cost of construction-in-
progress comprises of its purchase price and any costs directly attributable to bringing it into working condition for its intended use. Such cost includes the cost of replacing part of the plant and equipment and borrowing costs for long-term construction projects if the recognition criteria are met. Construction-in-progress assets are not depreciated until it is completed and available for use.

The Company conducts an annual assessment of the residual balances, useful lives and depreciation methods being used for PPE and any changes arising from the assessment are applied by the Company prospectively.

Where an item of plant and equipment comprises major components with different useful lives, the components are accounted for as separate items of plant and equipment. Expenditures incurred to replace a component of an item of property, plant and equipment that is accounted for separately, the major inspection and overhaul expenditures of replacement of such a component are capitalized.

3.4 Decommissioning, restoration and similar liabilities (“Asset retirement obligation” or “ARO”)

The Company recognizes liabilities for statutory, contractual, constructive or legal obligations, including those associated with the reclamation of mineral properties and PPE, when those obligations result from the acquisition, construction, development or normal operation of the Company’s assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement obligation is added to the carrying amount of the related asset and the cost is amortized as an expense over the economic life of the asset using the declining balance method.  Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the current market‐based discount rate, and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.5 Share based payments

Share based payment transactions

Employees (including directors and senior executives) of the Company receive a portion of their remuneration in the form of share based payment transactions, whereby employees render services as consideration for equity instruments (“equity‐settled transactions”).

In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share‐based payment.

Equity settled transactions

The costs of equity settled transactions with employees are measured by reference to the fair value at the date on which they are granted.

The costs of equity‐settled transactions are recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (“the vesting date”). The cumulative expense which is recognized for equity‐settled transactions at each reporting date until the vesting date reflects the Company’s best estimate of the number of equity instruments that will ultimately vest. The profit or loss for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and the corresponding amount is represented in share based payment reserve.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied provided that all other performance and/or service conditions are satisfied.

Where the terms of an equity‐settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share‐based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

The effect of outstanding options is considered in the computation of earnings per share, if dilutive.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.6 Taxation

Income tax expense represents the sum of current tax and deferred tax.

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the date of the statement of financial position.

Deferred income tax

Deferred income tax is provided using the liability method on temporary differences at the date of the statement of financial position between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

• where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

• in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized except:

• where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

• in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at the date of the statement of financial position and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the date of the statement of financial position and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the date of the statement of financial position.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

Deferred income tax relating to items recognized directly in equity is recognized in equity.

Deferred income tax assets and liabilities are offset if, and only if, a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend to either settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax assets or liabilities are expected to be settled or recovered.

Sales tax

Expenses and assets are recognized net of the amount of sales tax, except:

•when the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item, as applicable; or

•when receivables and payables are stated with the amount of sales tax included.

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

3.7 Loss per share

The basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The diluted loss per share reflects the potential dilution of common share equivalents, such as outstanding restricted stock units, share purchase warrants, convertible debt, and stock options, in the weighted average number of common shares outstanding during the year, if dilutive. Because the Company incurred net losses, the effect of the dilutive instruments would be anti-dilutive and therefore diluted loss per share equals basic loss per share.

3.8 Financial instruments

1. Financial assets

Financial assets are classified as either financial assets at fair value through profit or loss (“FVTPL”), amortized cost, or fair value through other comprehensive income (“FVOCI). The Company determines the classification of its financial assets at initial recognition.

(1.1) FVTPL

Financial assets are classified at FVTPL if they do not meet the criteria to be classified at amortized cost or fair value through OCI. Gains or losses on these items are recognized in net earnings or loss.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

(1.2) Amortized cost

Financial assets are classified at amortized cost if both of the following criteria are met and the financial assets are not designated as at FVTPL: 1) the object of the Company’s business model for these financial assets is to collect their contractual cash flows and 2) the asset’s contractual cash flows represent “solely payments of principal and interest”. The Company’s other receivables are recorded at amortized cost as they meet the required criteria. A provision is recorded when the estimated recoverable amount of the financial asset is lower than the carrying amount. At each statement of financial position date, the Company assesses on a forward‐looking basis the expected credit losses associated with its financial assets carried at amortized cost and fair value through other comprehensive income. The impairment methodology applied depends on whether there has been a significant increase in credit risk. When sold or impaired, any accumulated fair value adjustments previously recognized are included in profit or loss.

(1.3) FVOCI

For equity securities that are not held for trading, the Company can make an irrevocable election at initial recognition to classify the instruments at FVOCI, with all subsequent changes in fair value being recognized in other comprehensive income (“OCI”). This election is available for each separate investment. Under this new FVOCI category, fair value changes are recognized in OCI while dividends are recognized in profit or loss. On disposal of the investment, the cumulative fair value change remains in OCI and is not recycled to net earnings or loss.

(1.4) Reclassifications

Financial assets are not reclassified subsequent to their initial recognition, except in the period after the Company changes its business model for managing financial assets.

2. Derivatives in gold bullion loans

Derivatives in gold bullion loans are initially recognized at fair value and subsequently measured at fair value with changes recognized through profit or loss.

3. Derivative warrant liabilities

Foreign currency denominated warrants (not including compensation warrants), are considered a derivative as they are not indexed solely to the entity’s own stock. During the year ended August 31, 2020, the foreign currency denominated warrants were exercised in full (Note 6).

During the year ended August 31, 2020 the Company issued convertible debentures with detachable warrants for the Company’s common shares. The warrants are classified as a derivative financial liability as they are potentially exercisable in cash or on a cashless basis resulting in a variable number of shares being issued. The warrants are initially recognized at fair value and subsequently measured at fair value with changes recognized through profit or loss.

The Company uses the Black-Scholes pricing model to estimate fair value at each exercise and period end date. The key assumptions used in the model are described in Note 25.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

4. Financial liabilities

For financial liabilities, IFRS 9 retains most of the IAS 39 requirements and since the Company did not have any financial liabilities designated at FVTPL, the adoption of IFRS 9 did not impact the Company's accounting policies for financial liabilities. Trade, other payables and accrued liabilities, gold and convertible loans payable, and lease payable are accounted for at amortized cost.

During the year ended August 31, 2020, the Company issued convertible debentures containing embedded derivatives that are not closely related to the host. The Company elected to measure the convertible debentures at FVTPL.

For financial liabilities designated at FVTPL, any impact on fair value due to changes in credit risk are presented in OCI. During the year, there was no impact on fair value due to changes in credit risk.

Transaction costs associated with financial instruments, carried at FVTPL, are expensed as incurred, while transaction costs associated with all other financial instruments are included in the initial carrying amount of the asset or the liability.

3.11 Impairment of non-financial assets

At the date of the statement of financial position, the Company reviews the carrying amounts of its property, plant and equipment to determine whether there is an indication that those assets may be impaired. If any, the recoverable amount of the asset is estimated in order to determine the extent of the impairment. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash‐generating unit to which the asset belongs.

The recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre‐tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of the asset (or cash‐generating unit) is estimated to be less than its carrying amount, the carrying amount is reduced to its recoverable amount. An impairment loss is recognized immediately in the statement of comprehensive loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash‐generating unit) in prior years.

3.12 Cash and cash equivalents

Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand, and short term deposits with an original maturity of three months or less, which are readily convertible into a known amount of cash.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.13 Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are considered to be related if they are subject to common control or are controlled by parties that have significant influence over the entity.  Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount, being the amount agreed by the parties to the transaction.

3.14 Foreign currency transactions

Functional and presentation currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional currency of the Company and each of its subsidiaries is the US dollar. The presentation currency of the Company is the Canadian dollar.

Transactions and balances

Foreign currency transactions are recorded at the rate of exchange existing on the transaction date. Foreign currency monetary assets and liabilities are translated at the rate of exchange at the reporting date.  Differences arising on settlement or translation of monetary items are recognised in profit or loss.

Non-monetary items measured at historical cost continued to be carried at the exchange rates at the dates of the transactions. Non-monetary items measured at fair value are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of is treated in line with the recognition of the gain or loss on the change in fair value of such an item.

Group companies

The results and financial position of all the consolidated entities that have a functional currency different from the Company’s presentation currency are translated in to the presentation currency as follows:

•assets and liabilities for each statement of financial position presented are translated at the exchange rate on the date of the statement of financial position,

•income and expenses for each statement of comprehensive loss are translated at the average exchange rate in effect during the reporting period; and

•all resulting exchange differences are recognized in accumulated other comprehensive income.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

3.Summary of Significant Accounting Policies (continued)

3.15 Significant accounting judgments and estimates

The preparation of these consolidated financial statements requires management to make judgements and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its judgements and estimates in relation to assets, liabilities, revenue and expenses.  Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgements and estimates.  Actual outcomes may differ from these estimates under different assumptions and conditions. The most significant estimates relate to the appropriate depreciation rate for property, plant and equipment, the valuation of warrant liability, the recoverability of other receivables, the valuation of deferred income tax amounts, the impairment on mineral properties and deferred exploration and property, plant and equipment and the calculation of share‐based payments. The most significant judgements relate to the recognition of deferred tax assets and liabilities and asset retirement obligations, the determination of the economic viability of a project or mineral property, the date of commencement of commercial production, and the determination of functional currencies.

3.16 Inventory

Stockpiled ore and consumables are measured at the lower of cost or net realizable value.  Net realizable value is the estimated future sales price of a product the Company expects to realize when the product is processed and sold, less estimated costs to complete production and bring the product to sale.  Where the time value of money is material, these future prices and costs to complete are discounted.  Any provision for obsolescence is determined by reference to specific products. A regular review is undertaken to determine the extent of any provision for obsolescence.

3.17 Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

4.Mineral Properties and Deferred Exploration

The Company explores or acquires gold or other precious metal concessions through its own efforts or through the efforts of its subsidiaries.  All of the Company’s concessions are located in Tanzania.

The Company’s mineral interests in Tanzania are initially held under prospecting licenses granted pursuant to the Mining Act, 2010 (Tanzania) for a period of up to four years, and are renewable two times for a period of up to two years each.  Annual rental fees for prospecting licenses are based on the total area of the license measured in square kilometres, multiplied by US$100/sq.km for the initial period, US$150/sq.km for the first renewal and US$200/sq.km for the second renewal.  With each renewal at least 50% of the licensed area, if greater than 20 square kilometres, must be relinquished and if the Company wishes to keep the relinquished one-half portion, it must file a new application for the relinquished portion.  There is also an initial one-time “preparation fee” of US$500 per license.  Upon renewal, there is a renewal fee of US$300 per license.

Section 30 of the Mining Act states that the amount that is to be spent on prospecting operations is to be prescribed by Regulation.

Period	Minimum expenditure (US$)
Initial period (4 years)	$500 per sq km for annum
First renewal (3 years)	$1,000 per sq km for annum
Second renewal (2 years)	$2,000 per sq km for annum

Certain of the Company’s prospecting licenses are currently being renewed.

The Company assessed the carrying value of mineral properties and deferred exploration costs as at August 31, 2020 and recorded a write-down of $nil during the year ended August 31, 2020 (2019 - $22,229,752).

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

4.Mineral Properties and Deferred Exploration (continued)

     The continuity of expenditures on mineral properties is as follows:

Buckreef (a)	Kigosi (b)	Itetemia (c)	Luhala (d)	Total
Balance, September 1, 2018	**$ 28,137,335**	**$ 12,490,641**	**$ 5,948,261**	**$ 3,336,617**	**$ 49,912,854**
Exploration expenditures:					
Camp, field supplies and travel	186,634	-	-	-	186,634
License fees and exploration and field overhead	829,148	45,945	-	2,733	877,826
Geological consulting and field wages	71,166	-	-	-	71,166
Trenching and drilling	2,001,931	-	-	-	2,001,931
Foreign exchange translation	524,041	232,630	110,783	62,142	929,596
	3,612,920	278,575	110,783	64,875	4,067,153
	31,750,255	12,769,216	6,059,044	3,401,492	53,980,007
Write-offs	-	(12,769,216)	(6,059,044)	(3,401,492)	(22,229,752)
Balance, August 31, 2019	**$ 31,750,255**	**$ -**	**$ -**	**$ -**	**$ 31,750,255**
Exploration expenditures:					
Camp, field supplies and travel	493,922	-	-	-	493,922
License fees and exploration and field overhead	1,131,669	-	-	-	1,131,669
Geological consulting and field wages	980,064	-	-	-	980,064
Trenching and drilling	3,580,949	-	-	-	3,580,949
Mine design	803,358	-	-	-	803,358
Change in estimate of asset retirement obligation	2,754,016	-	-	-	2,754,016
Gold recoveries	(495,573)	-	-	-	(495,573)
- Payments to Stamico	321,591	-	-	-	321,591
Foreign exchange translation	(836,764)	-	-	-	(836,764)
Balance, August 31, 2020	**$ 40,483,487**	**$ -**	**$ -**	**$ -**	**$ 40,483,487**

(a) Buckreef Gold Project:

On December 21, 2010, the Company announced it was the successful bidder for the Buckreef Gold Mine Re-development Project in northern Tanzania (the “Buckreef Project”).  Pursuant to the agreement dated December 16, 2010, the Company paid US$3,000,000 to the State Mining Company (“Stamico”).  On October 25, 2011, a Definitive Joint Venture Agreement was entered into with Stamico for the development of the Buckreef Gold Project.  Through its wholly-owned subsidiary, Tanzam, the Company holds a 55% interest in the joint venture company, Buckreef Gold Company Limited, with Stamico holding the remaining 45%.

The Company has 100% control over all aspects of the joint venture. In accordance with the joint venture agreement, the Company has to arrange financing, incur expenditures, make all decisions and operate the mine in the future. The Company’s obligations and commitments include completing a preliminary economic assessment, feasibility study and mine development. Stamico’s involvement is to contribute the licences and rights to the property and receive a 45% interest in Buckreef Project.

The joint venture agreement contains an obligation clause regarding the commissioning date for the plant. The clause becomes effective only in the event the property is not brought into production before a specified future date which was originally estimated to be in December 2015.  The Company shall be entitled to extend the date for one additional year:

         i) for the extension year, on payment to Stamico of US$500,000;

          ii) for the second extension year, on payment to Stamico of US$625,000; and

          iii) for each subsequent extension year, on payment to Stamico of US$750,000.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

4.Mineral Properties and Deferred Exploration (continued)

The Company has received a request letter from Stamico regarding the status of the penalty payment and has responded that no penalty is due at this time.  The Company has received a subsequent letter from Stamico regarding request for payment.  It remains the Company’s position that no penalty is due at this time, but the Company and Stamico have been engaged in settlement discussions to resolve this issue, and a payment of $172,330 has been made in connection with the settlement discussions to be applied towards the amount owing with the remainder to be paid out of proceeds of production.  As at August 31, 2020 USD $230,012 remains accrued to be paid over 6 instalments through April 2021.

The Company has recognized a non-controlling interest (NCI) in respect of Stamico’s 45% interest in the consolidated financial statements based on the initial payment by the Company to Stamico and will be adjusted based on annual exploration and related expenditures. Stamico has a free carried interest and does not contribute to exploration expenses.

There is a supervisory board made up of 4 directors of Tanzam and 3 directors of Stamico, whom are updated with periodic reports and review major decisions. Amounts paid to Stamico and subsequent expenditures on the property are capitalized to mineral properties or inventory for costs directly related to the extraction and processing of ore and reported under Buckreef Gold Company Limited.

(b) Kigosi:

The Kigosi Project is principally located within the Kigosi Game Reserve controlled area.  Through prospecting and mining option agreements, the Company has options to acquire interests in several Kigosi prospecting licenses (the “Kigosi Mining License”).  The Company has an agreement with Stamico providing Stamico a 15% carried interest in the Kigosi Project.

The Kigosi Mining License was granted by the Ministry of Energy and Minerals of Tanzania to Tanzam, (wholly owned subsidiary of Tanzanian).  The official signing ceremony of the Kigosi Mining License was held in October 2013 and was attended by the Company and Ministry for Energy and Minerals representatives.  The area remains subject to a Game Reserve Declaration Order.  Upon repeal or amendment of that order by degazzeting the respective license by the Tanzanian government, the Company will be legally entitled to exercise its rights under the Mineral Rights and Mining Licence.

During 2019 the Company received a notice of cancellation of mining license relating to the Kigosi Mining License for failure to satisfy the issues raised in the default notice.  The Company has disagreed the notice sent by the government followed due process under Tanzanian law, as such, the Company filed an appeal to this notification.  The Company recorded a write off of $12,769,216 for the year ended August 31, 2019 related to the property pending the result of the appeal.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

4.Mineral Properties and Deferred Exploration (continued)

(c) Itetemia Project:

Through prospecting and mining option agreements, the Company has options to acquire interests in several ltetemia property prospecting licenses.  The licenses are held by the Company; through the Company's subsidiaries, Tancan or Tanzam.  In the case of one prospecting license, Tancan acquired its interest pursuant to the Stamico Venture Agreement dated July 12, 1994, as amended June 18, 2001, July 2005, and October 13, 2008.

Stamico retains a 2% royalty interest as well as a right to earn back an additional 20% interest in the prospecting license by meeting 20% of the costs required to place the property into production.  The Company retains the right to purchase one-half of Stamico's 2% royalty interest in exchange for US$1,000,000.

The Company is required to pay Stamico an annual option fee of US$25,000 per annum until commercial production.

During 2019 the Company received a notice of rejection of the mining license application for Itetamia, for failure to have complied with regulations.  The Company disagreed the notice sent by the government followed due process under Tanzanian law, as such, the Company filed an appeal to this notification.  The Company recorded a write off of $6,059,044 for the year ended August 31, 2019 related to the property pending the result of the appeal.

(d) Luhala Project:

The Company has selected a consultant to prepare the resource report for the Luhala Project in anticipation of filing for a Mining License for development of the site. Once funds are available the contract to engage the consultant to carry out the development work will be initiated.

During the year ended August 31, 2019, the Company recorded a write off of $3,401,492 related to the property to reflect the Company’s intentions on focusing and developing the Buckreef project.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020, 2019 and 2018

(Expressed in Canadian dollars)

5.Property, plant and equipment

	Automotive	Computer Equipment	Machinery and equipment	Leasehold improvements	Heap leach pads	Processing plant	Construction-in-progress *	Total
Cost
As at September 1, 2018	$ 14,783	$ 65,970	$ 1,300,721	$ 99,832	$ 1,490,851	$ -	$ 1,381,969	$ 4,354,126
Additions	-	4,950	-	21,147	-	-	-	26,097
Disposals	-	(7,142)	-	-	-	-	-	(7,142)
Foreign exchange	319	1,676	28,457	3,079	32,528	-	36,732	102,791
As at August 31, 2019	$ 15,102	$ 65,454	$ 1,329,178	$ 124,058	$ 1,523,379	$ -	$ 1,418,701	$ 4,475,872
Additions	29,270	173,534	51,659	91,621	-	600,517		946,601
Disposals	-	-	(30,040)	-	-	-	-	(30,040)
Transfer	-	-	-	-	-	1,756,516	(1,756,516)	-
Foreign exchange	(655)	(5,693)	(34,945)	(4,903)	(18,807)	-	(53,301)	(118,304)
As at August 31, 2020	$ 43,717	$ 233,295	$ 1,315,852	$ 210,776	$ 1,504,572	$ 1,756,516	$ 209,401	$ 5,274,129
Accumulated depreciation
As at September 1, 2018	$ 14,552	$ 48,911	$ 1,143,231	$ 78,759	$ 1,068,694	$ -	$ -	$ 2,354,147
Depreciation expense	12	7,191	36,718	4,956	304,238	-	-	353,115
Disposals	-	(5,214)	-	-	-	-	-	(5,214)
Foreign exchange	312	1,394	25,817	1,867	33,859	-	-	63,249
As at August 31, 2019	$ 14,876	$ 52,282	$ 1,205,766	$ 85,582	$ 1,406,791	$ -	$ -	$ 2,765,297
Depreciation expense	9,351	25,259	43,437	9,373	130,252	78,186	-	295,858
Foreign exchange	(450)	(1,514)	(19,196)	(1,763)	(32,471)	(1,452)	-	(56,846)
As at August 31, 2020	$ 23,777	$ 76,027	$ 1,230,007	$ 93,192	$ 1,504,572	$ 76,734	$ -	$ 3,004,309
Net book value
As at August 31, 2018	$ 231	$ 17,059	$ 157,490	$ 21,073	$ 422,157	$ -	$ 1,381,969	$ 1,999,979
As at August 31, 2019	$ 226	$ 13,172	$ 123,412	$ 38,476	$ 116,588	$ -	$ 1,418,701	$ 1,710,575
As at August 31, 2020	$ 19,940	$ 157,268	$ 85,845	$ 117,584	$ -	$ 1,679,782	$ 209,401	$ 2,269,820

* Construction in progress represents construction of the Company’s processing plant.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

5.Property, plant and equipment (continued)

Sale-leaseback transaction:

As at August 31, 2020, the remaining balance outstanding under finance lease obligations is $88,207 (August 31, 2019 - $78,784) and is repayable within 1 year, as such, the finance lease obligation is classified as a current liability.

Interest expense for the year ended August 31, 2020 related to the leases amounted to $10,058 (2019 - $10,248), and is recorded in the statement of comprehensive loss.

6.   Capital Stock

Share Capital

The Company’s Restated Articles of Incorporation authorize the Company to issue an unlimited number of common shares.

	Number	Amount ($) ($)
Balance at September 1, 2018	125,162,803	$ 127,003,132
Issued for private placements, net of share issue costs	13,435,503	8,911,230
Shares issued for interest on gold and convertible loans	1,836,229	699,651
Shares issued for settlement of convertible and gold loans (Note 21 and 23)	7,789,895	2,781,473
Transfer of conversion component on conversion of convertible loans	-	1,402,631
Finders fees on convertible and gold bullion loans (Note 21 and 23)	686,446	581,181
Stock options exercised	63,333	26,333
Transfer of reserve on exercise of stock options	-	27,722
Warrants exercised	85,127	215,000
Issued for legal appeal (Note 18)	1,332,222	603,556
Balance at August 31, 2019	150,391,558	$ 142,251,909
Issued for cash, net of share issue costs	6,768,634	4,634,051
Shares issued for settlement of convertible and gold loans (Note 21 and 23)	29,267,417	15,307,441
Transfer of conversion component on conversion of convertible loans	-	5,760,022
Shares issued for interest on gold and convertible loans	1,463,855	785,148
Shares issued for services	5,623,000	4,329,710
Finders fees on convertible and gold bullion loans (Note 21 and 23)	1,025,762	642,095
Warrants exercised	5,434,896	4,686,444
Balance at August 31, 2020	199,975,122	$ 178,396,820

Activity during the year ended August 31, 2020:

During the year ended August 31, 2020, the Company issued 6,768,674 common shares at an average price of USD $0.575 per common share, raising an aggregate net proceeds, net of share issue costs of $503,934, of $4,634,051 (US $3,559,000).

During the year ended August 31, 2020, 4,017,857 warrants expiring on September 26, 2021 were exercised by way of cashless exercise into 5,434,896 common shares of the Company which resulted in the transfer of the associated value of $4,686,444 from warrant liability to share capital.

During the year ended August 31, 2020, 1,463,855 shares were issued at an average price of $0.54 per share for total issued value of $785,148 for payment of interest (see Notes 21 and 23 for details).

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

6.   Capital Stock (continued)

On April 15, 2020 the Company issued 5,623,000 common shares at a price of $0.75 per share with total value of $4,329,710 for compensation to various officers, directors, consultants and employees.

Activity during the year ended August 31, 2019:

During the year ended August 31, 2019, the Company issued 13,435,503 common shares at an average price of US $0.53 per common share, raising an aggregate net proceeds, net of share issue costs of $349,709, of $8,911,230 (US $7,158,934).

During the year ended August 31, 2019, 257,143 warrants expiring on December 9, 2019 were exercised by way of cashless exercise into 85,127 common shares of the Company which resulted in the transfer of the associated value of $215,000 from reserve for warrants to share capital.

During the year ended August 31, 2019, 1,836,229 shares were issued at an average price of $0.38 per share for total issued value of $699,969 for payment of interest (see Notes 21 and 23 for details).

During the year ended August 31, 2019, the Company issued 686,446 common shares at a price of $0.85 per share for total issued value of $581,181 for payment of finders fees in connection with the convertible and gold bullion loans (see Notes 21 and 23 for details).

Warrant issuances:

Activity during the year ended August 31, 2020:

During the year ended August 31, 2020, the Company issued three-year warrants with an exercise price of USD $1.2125 to the debenture holders pursuant to the convertible debenture financing described in Note 24.

Activity during the year ended August 31, 2019:

There were no warrant issuances during the year ended August 31, 2019.

Warrants and Compensation Options outstanding:

At August 31, 2020, the following warrants and compensation warrants were outstanding:

	Number of Warrants	Exercise price	Expiry date
Private placement financing agent warrants - September 26, 2016	214,285	USD$0.9515	September 26, 2021
Private placement financing agent warrants - September 1, 2016	73,616	USD$0.8718	September 1, 2021
Convertible debenture warrants - July 27, 2020	3,002,037	USD$1.2125	July 27, 2023

Balance, August 31, 2020	3,289,938	-	-

The outstanding warrants have weighted average price of US$1.19 and weighted average remaining contractual life of 2.74 years.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

6.Capital Stock (continued)

Warrant liability:

Foreign currency denominated warrants (not including compensation warrants), are considered a derivative as they are not indexed solely to the entity’s own stock.

The warrant liability at August 31, 2020 and August 31, 2019 relates to the outstanding balance of nil and 4,017,857 warrants, respectively, which were issued as part of the September 26, 2016 private placement and are exercisable at the option of the holder into common shares for no consideration.  This cashless exercise right is only in effect if the current market price is less than the exercise price of US$1.10.  (Note 18)

Restricted share units:

The Restricted Stock Unit Plan (the “RSU Plan”) is intended to enhance the Company’s and its affiliates’ abilities to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate such officers, directors, key employees and other persons to serve the Company and its affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the RSU Plan provides for the grant of restricted stock units (RSUs).  Each RSU represents an entitlement to one common share of the Company, upon vesting.  Under the RSU Plan, a maximum of 2,500,000 shares are authorized for issuance. RSU awards may, but need not, be subject to performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms of the RSU Plan.  Any such performance goals are specified in the award agreement.

The Board of Directors implemented the RSU Plan under which officers, directors, employees and others are compensated for their services to the Company.  Annual compensation for outside directors is $68,750 per year, plus $6,875 per year for serving on Committees, plus $3,437 per year for serving as Chair of a Committee.  On April 11, 2012, the board approved that at the election of each individual director, up to one half of the annual compensation may be received in cash, paid quarterly.  The remainder of the director’s annual compensation (at least one half, and up to 100%) will be awarded as RSUs in accordance with the terms of the RSU Plan and shall vest within a minimum of one (1) year and a maximum of three (3) years, at the election of the director, subject to the conditions of the RSU Plan with respect to earlier vesting.   In 2012, the outside directors had the option to elect to receive 100% of their compensation in RSUs.  If 100% compensation in RSUs is elected, the compensation on which the number of RSUs granted in excess of the required one half shall be increased by 20%.

The Company uses the fair value method to recognize the obligation and compensation expense associated with the RSU’s. The fair value of RSU’s issued is determined on the grant date based on the market price of the common shares on the grant date multiplied by the number of RSUs granted. The fair value is expensed over the vesting term. Upon redemption of the RSU the carrying amount is recorded as an increase in common share capital and a reduction in the share based payment reserve.

Of the 2,500,000 shares authorized for issuance under the RSU Plan, 2,500,000 (August 31, 2019 - 2,500,000) shares have been issued as at August 31, 2020.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

6.Capital Stock (continued)

Stock options:

The Company has a stock option plan (the “Plan”) under which the Company may grant options to directors, officers, employees and consultants. The maximum number of common shares reserved for issue under the Plan at any point in time may not exceed 10% of the number of shares issued and outstanding.  The purpose of the Plan is to attract, retain and motivate directors, officers, employees, and certain third party service providers by providing them with the opportunity to acquire a proprietary interest in the Company and benefit from its growth. Options granted under the Plan are non-assignable and vest over various terms up to 24 months from the date of grant.  As at August 31, 2020, the Company had 7,022,512 (August 31, 2019 – 7,687,155) options available for issuance under the Plan.

The continuity of outstanding stock options for the years ended August 31, 2020 and 2019 is as follows:

	Number of stock options	Weighted average exercise price per share
Balance – August 31, 2018	7,432,000	0.41
Exercised	(63,333)	(0.42)
Cancelled	(16,667)	(0.43)
Balance – August 31, 2019 and August 31, 2020	7,352,000	$0.41

(i)On September 29, 2017, the Company granted 3,582,000 stock options to directors, officers and employees of the Company.  The options are exercisable at CAD$0.43 per share expiring on September 29, 2026.  The resulting fair value of $1,183,000 was estimated using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; expected volatility of 76%; a risk-free interest rate of 1.98% and an expected average life of 9 years.  Volatility and expected life were based on historical experience. The options are subject to a vesting period whereby 1/3 of the options vest immediately, 1/3 vest on September 29, 2018 with the remaining 1/3 vesting on September 29, 2019.

Share based payments based on the portion vested during the year ended August 31, 2020 amounted to $11,000 (2019 - $233,000, 2018 - $939,000).

(ii)On January 2, 2018, the Company granted 100,000 stock options to a consultant of the Company.  The options are exercisable at CAD$0.35 per share expiring on January 2, 2028.  The resulting fair value of $31,000 was estimated using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; expected volatility of 96%; a risk-free interest rate of 2.08% and an expected average life of 10 years.  Volatility and expected life were based on historical experience. The options are subject to a vesting period whereby 1/4 of the options vest every three months through to January 2, 2019.

Share based payments based on the portion vested during the year ended August 31, 2020 amounted to $nil (2019 - $3,000, 2018 - $27,000).

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

6.Capital Stock (continued)

Stock options (continued)

Options to purchase common shares carry exercise prices and terms to maturity as follows:

				Remaining
Exercise price (1)	Number of options		Expiry	contractual
Outstanding $	Outstanding	Exercisable	date	life (years) (1)
CAD0.35	100,000	100,000	January 2, 2028	7.34
CAD0.40	3,720,000	2,480,000	September 29, 2026	6.08
CAD0.43	3,532,000	3,532,000	October 11, 2026	6.11
CAD0.41	7,352,000	6,112,000		6.11

(1)Total represents weighted average.

7.Reserve for warrants

Year ended	August 31, 2020	August 31, 2019
Balance at beginning of year	$ 1,033,037	$ 1,248,037
Exercise of warrants	-	(215,000)
Balance at end of year	$ 1,033,037	$ 1,033,037

8.Reserve for share based payments

Year ended	August 31, 2020	August 31, 2019
Balance at beginning of year	$ 8,374,041	$ 9,394,394
Share based compensation – Stock options	11,000	236,000
Conversion component of convertible loans	824,250	174,000
Transfer of reserve on conversion of convertible loans (Note 6)	(5,760,022)	(1,402,631)
Transfer of reserve on exercise of stock options	-	(27,722)
Balance at end of year	$ 3,449,269	$ 8,374,041

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

9. Related party transactions and key management compensation

Related parties include the Board of Directors and officers, close family members and enterprises that are controlled by these individuals as well as certain consultants performing similar functions.

(a) Tanzanian Gold Corporation entered into the following transactions with related parties:

Year ended August 31,	Notes	2020	2019	2018
Legal services	(i)	$Nil	$Nil	$Nil
Consulting	(ii)	$241,209	$229,414	$215,108
Consulting	(iii)	$628,751	$246,602	$Nil
Consulting	(iv)	$217,285	$170,718	$Nil

(i) The Company previously engaged a legal firm for professional services in which one of the Company’s directors is a partner.  During the year ended August 31, 2020, the legal expense charged by the firm was $nil (2019 - $nil, 2018 - $nil).  As at August 31, 2020, $335,940 remains payable (August 31, 2019 - $335,940).

(ii) During the year ended August 31, 2020, $241,209 (2019 - $229,414, 2018 - $215,108) was paid for consulting and website/data back-up services to companies controlled by individuals associated with the former CEO and current director.

(iii) During the year ended August 31, 2020, $628,751 (2019 - $246,602, 2018 - $nil) was paid for drill mobilization, advances on drilling services, and payments due under agreement, to Stamico, the Company’s joint venture partner on the Buckreef Gold Project.

(iv) During the year ended August 31, 2020, $217,285 (2019 - $170,718, 2018 - $nil) was paid for consulting services to a company controlled by a director.

As at August 31, 2020, the Company has a receivable of $62,606 (August 31, 2019 - $45,368) from an organization associated with the Company’s President and former CEO and current director and from current officers and directors.  The Company also has a receivable of $nil (August 31, 2019 - $33,071) from Stamico.

As at August 31, 2020, the Company has outstanding leases due under lease obligations as described in note 5 of $88,207 (August 31, 2019 - $78,784) repayable within 1 year.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

9. Related party transactions and key management compensation (continued)

(b) Remuneration of Directors and key management personnel (being the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer) of the Company was as follows:

Year ended August 31,	2020		2019			2018
	Fees, salaries and benefits (1)	Share based payments (2)	Fees, salaries and benefits (1)	Share based payments (2)	Fees, salaries and benefits (1)	Share based payments (2)
Management	$ 626,379	$ 2,117,500	$ 576,264	$ nil	$ 636,744	$ 773,348
Directors	243,281	1,247,400	111,625	nil	111,625	414,000
Total	$ 869,660	$ 3,364,900	$ 687,889	$ nil	$ 748,369	$ 1,187,348

   (1)  Salaries and benefits include director fees. The board of directors do not have employment or service contracts with the Company. Directors are entitled to director fees and RSU’s for their services and officers are entitled to cash remuneration and RSU’s for their services.

    (2)  All stock option share based compensation is based on the accounting expense recorded in the year.

As at August 31, 2020, included in trade and other payables is $1,124,000 (August 31, 2019 - $927,000) due to these key management personnel with no specific terms of repayment.

10.   Management of Capital

The Company's objective when managing capital is to obtain adequate levels of funding to support its exploration and development activities, to obtain corporate and administrative functions necessary to support organizational functioning, to obtain sufficient funding to further the identification and development of precious metals deposits, and to develop and construct low cost heap leach gold production mines.

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business. The Company defines capital to include its shareholders’ equity. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company's approach to capital management during the year ended August 31, 2020. The Company is not subject to externally imposed capital requirements.

The Company considers its capital to be shareholders’ equity, which is comprised of share capital, reserves, and deficit, which as at August 31, 2020 totaled $32,841,297 (August 31, 2019 - $17,782,274).

The Company raises capital, as necessary, to meet its needs and take advantage of perceived opportunities and, therefore, does not have a numeric target for its capital structure.  Funds are primarily secured through equity capital raised by way of private placements, however, debt and other financing alternatives may be utilized as well.  There can be no assurance that the Company will be able to continue raising equity capital in this manner.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

10.   Management of Capital (continued)

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

The Company invests all capital that is surplus to its immediate operational needs in short term, liquid and highly rated financial instruments, such as cash, and short term guarantee deposits, all held with major Canadian financial institutions and Canadian treasury deposits.

11. Financial Instruments

Fair Value of Financial Instruments

Cash derivatives in gold bullion loans, convertible debentures and derivative warrant liabilities are classified as fair value through profit and loss. Trade and other payables, leases payable, convertible loans and gold bullion loans are classified as other financial liabilities, which are measured at amortized cost. Trade and Other Receivables are measured at amortized cost.

The carrying value of the Company’s cash, other receivables, trade and other payables approximate their fair value due to the relatively short term nature of these instruments.

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments.  These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

The Company classifies its financial instruments carried at fair value according to a three level hierarchy that reflects the significance of the inputs used in making the fair value measurements. The three levels of fair value hierarchy are as follows:

•Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

•Level 2 - Inputs other than quoted prices that are observable for assets and liabilities, either directly or indirectly;

•Level 3 – Inputs for assets or liabilities that are not based on observable market data

As at August 31, 2020 and 2019, cash is recorded at fair value under level 1 within the fair value hierarchy and derivatives in the gold bullion loans (Note 21), convertible debentures (Note 24) are classified as Level 2 within the fair value hierarchy, and derivative warrant liabilities (Note 25) are classified as level 3.

The fair value of the convertible debentures at initial recognition and at year-end has been calculated using a binomial lattice methodology. This methodology determined the total fair value of the instruments by maximizing the economic benefits to a market participant by comparing the conversion value and hold value over the term of the instruments.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

11. Financial Instruments (continued)

The following table shows the valuation techniques used in measuring Level 3 fair values for derivative warrant liabilities, as well as the significant unobservable inputs used.

Type	Valuation Technique	Key Inputs	Inter-relationship between significant inputs and fair value measurement
Derivative warrant liabilities	The fair value of the warrant liabilities at initial recognition and at year end has been calculated using a Black-Scholes pricing model.

Key observable inputs

•Share price (August 31, 2020: USD $0.835)

•Risk-free interest rate (August 31, 2020: 0.15%)

•Dividend yield (August 31, 2020: 0%)

Key unobservable inputs

•Expected volatility (August 31, 2020: 51%)

The estimated fair value would increase (decrease) if:

•The share price was higher (lower)

•The risk-free interest rate was (higher) lower.

•The dividend yield was (higher) lower

•The volatility factor was higher (lower)

Sensitivity Analysis

For the fair values of derivative warrant liabilities, reasonably possible changes to expected volatility, the significant unobservable input, holding other inputs constant would have the following effects:

Derivative warrant liabilities, August 31, 2020

	Comprehensive loss
	Increase	Decrease
Expected volatility (10% movement)	$(79,200)	$86,400

The carrying value of cash, other receivables, accounts payable and accrued liabilities, leases payable, convertible loans and gold bullion loans approximate fair value because of the limited terms of these instruments.

A summary of the Company's risk exposures as they relate to financial instruments are reflected below:

Credit Risk

Credit risk is the risk of an unexpected loss if a third party to a financial instrument fails to meet its contractual obligations.  The Company is subject to credit risk on the cash balances at the bank and accounts and other receivables and the carrying value of those accounts represent the Company’s maximum exposure to credit risk.  The Company’s cash and short-term bank investments are with Schedule 1 banks or equivalents.  The other receivables consist primarily of amounts due from government taxation authorities.  The Company has not recorded an impairment or allowance for credit risk as at August 31, 2020, or August 31, 2019.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rate.  The Company’s bank accounts earn interest income at variable rates.  The bullion loan carries a fixed rate of interest.  The Company’s future interest income is exposed to changes in short-term rates.  As at August 31, 2020, a 1% increase/decrease in interest rates would decrease/increase net loss for the period by approximately $53,000 (2019 - $34,000).

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

11. Financial Instruments (continued)

Liquidity Risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due.  As at August 31, 2020, the Company had current assets of $7,057,447 (August 31, 2019 - $4,135,316) and current liabilities of $13,831,089 (August 31, 2019 - $14,531,286). All of the Company’s trade payables and receivables have contractual maturities of less than 90 days and are subject to normal trade terms.  Current working capital deficiency of the Company is $6,773,642 (August 31, 2019 - $10,395,970).  The Company will require additional financing in order to conduct its planned work programs on mineral properties and the development and construction of the Buckreef Project, meet its ongoing levels of corporate overhead and discharge its liabilities as they come due.

Foreign Currency Risk

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates.  The Company has offices in Canada, USA, and Tanzania, but holds cash mainly in Canadian and United States currencies.  A significant change in the currency exchange rates between the Canadian dollar relative to US dollar and Tanzanian shillings could have an effect on the Company’s results of operations, financial position, or cash flows.  At August 31, 2020, the Company had no hedging agreements in place with respect to foreign exchange rates.  As a majority of the transactions of the Company are denominated in US and Tanzanian Shilling currencies, a 10% movement in the foreign exchange rate will have an impact of approximate $818,000 on the statements of comprehensive loss.

12. Other receivables

The Company’s other receivables arise from two main sources: receivables due from related parties and harmonized services tax (“HST”) and value added tax (“VAT”) receivable from government taxation authorities. These are broken down as follows:

	August 31, 2020	August 31, 2019

Receivable from related parties	$ 62,606	$ 78,439
HST and VAT receivable	651,639	526,983
Other	-	20,097
Other Receivables	$ 714,245	$ 625,519

Below is an aged analysis of the Company’s other receivables:

	August 31, 2020	August 31, 2019

Less than 1 month	$ 127,460	$ 88,143
1 to 3 months	100,623	111,239
Over 3 months	486,162	426,137
Total Other Receivables	$ 714,245	$ 625,519

At August 31, 2020, the Company anticipates full recovery of these amounts and therefore no impairment has been recorded against these receivables. The credit risk on the receivables has been further discussed in Note 11.

The Company holds no collateral for any receivable amounts outstanding as at August 31, 2020.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

13. Prepaid and other assets

	August 31, 2020	August 31, 2019

Insurance	$ 26,460	$ 13,500
Listing fees	39,730	39,114
Other	35,174	67,864
Total Prepaid Expenses	$ 101,364	$ 120,478

14. Trade, other payables and accrued liabilities

Trade and other payables of the Company are principally comprised of amounts outstanding for trade purchases relating to exploration activities and payroll liabilities.  The amount as at August 31, 2020 includes $1,955,693 accrued in relation to conversion of convertible loans and gold loans into common shares.  The usual credit period taken for trade purchases is between 30 to 90 days.

The following is an aged analysis of the trade, other payables and accrued liabilities:

	August 31, 2020	August 31, 2019

Less than 1 month	$ 3,073,229	$ 839,215
1 to 3 months	677,284	403,532
Over 3 months	2,625,369	4,982,384
Total Trade, Other Payables and Accrued Liabilities	$ 6,375,882	$ 6,225,131

15. Inventory

Inventory consists of stockpiled ore and supplies consumed during the course of exploration development and operations.  Cost represents the delivered price of the item.  The following is a breakdown of items in inventory:

	August 31, 2020	August 31, 2019

Stockpiled ore and work in progress	$ 929,909	$ 518,375
Supplies	18,163	4,404
Total Inventory	$ 948,072	$ 522,779

16. Cash

As at August 31, 2020, cash totalled $5,293,766 (August 31, 2019 - $3,389,319), consisting of cash on deposit with banks in general minimum interest bearing accounts.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

17. Segmented information

Operating Segments

At August 31, 2020 the Company’s operations comprise of a single reporting operating segment engaged in mineral exploration in Tanzania.  The Company’s corporate division only earns interest revenue that is considered incidental to the activities of the Company and therefore does not meet the definition of an operating segment as defined in IFRS 8 ‘Operating Segments’. As the operations comprise a single reporting segment, amounts disclosed in the consolidated financial statements also represent operating segment amounts.

An operating segment is defined as a component of the Company:

• that engages in business activities from which it may earn revenues and incur expenses;

• whose operating results are reviewed regularly by the entity’s chief operating decision maker; and

• for which discrete financial information is available.

Geographic Segments

The Company is in the business of mineral exploration and production in the country of Tanzania. Information concerning the Company’s geographic locations is as follows:

	As at August 31, 2020	As at August 31, 2019
Identifiable assets
Canada	$ 5,205,913	$ 3,567,316
Tanzania	44,604,841	34,551,609
	$ 49,810,754	$ 38,118,925
Non-current assets
Canada	$ 64,472	$ 14,731
Tanzania	42,688,835	33,968,878
	$ 42,753,307	$ 33,983,609

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

18. Commitments and Contingencies

Commitments:

In order to maintain the existing site of mining and exploration licenses, the Company is required to pay annual license fees. The Company has not paid certain of its annual license fees since October 2014 with exception of Buckreef mining licenses. As at August 31, 2020 an accrual of $329,000 (August 31, 2019 - $680,000) has been recorded relating to unpaid license fees and resultant penalties. These licenses remain in good standing until a letter of demand is received from Ministry of Energy and Minerals requesting payment of any unpaid license fees plus 50% penalty, and the Company fails to respond within 30 days. The Company has not received a letter of demand. The potential penalty relating to unpaid license fees is approximately $110,000 (August 31, 2019 - $211,000). The Company has recorded an accrual for all valid and active mining licenses.

Contingencies:

Due to the size, complexity and nature of the Company’s operations, various legal, tax, environmental and regulatory matters are outstanding from time to time. By their nature, contingencies will only be resolved when one or more future events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events.

On November 5, 2020, the litigation between the Company and Crede was dismissed with prejudice.

19.   Asset Retirement Obligation

The Company's asset retirement obligation relates to the cost of removing and restoring of the Buckreef Project in Tanzania. Significant reclamation and closure activities include land rehabilitation, demolition of buildings and mine facilities, ongoing care and maintenance and other costs.  This estimate depends on the development of environmentally acceptable mine closure plan.

A reconciliation for asset retirement obligations is as follows:
	August 31, 2020	August 31, 2019
Balance, beginning of year	$ 737,404	$ 726,143
Increase in estimate for asset retirement obligation	2,754,016	-
Accretion expense	8,580	11,261
Balance, end of year	$ 3,500,000	$ 737,404

The mine closure provision liability is based upon the following estimates and assumptions:

a)Total undiscounted amount of future retirement costs was estimated to be US$3,600,000.

b)Risk-free rate at 5%.

c)Expected timing of cash outflows required to settle the obligation is for the full amount to be paid in 18 years.

d)Inflation over the period is estimated to be 3.3% per annum.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

20.  Non-Controlling Interest

The changes to the non-controlling interest for the year ended August 31, 2020 and 2019 are as follows:

Year ended	August 31, 2020	August 31, 2019
Balance at beginning of year	$ 581,517	$ 700,310
Non-controlling interest’s 45% share of Buckreef’s comprehensive income (loss)	(943,149)	(118,793)
Balance at end of year	$ (361,632)	$ 581,517

The following is summarized financial information for Buckreef:

	August 31, 2020	August 31, 2019
Current assets	$ 1,355,564	$ 522,780
Long term assets	$ 30,337,288	$ 22,331,000
Current liabilities	$ 5,114	$ (16,446)
Asset retirement obligation	$ (2,759,000)	$ (737,404)
Advances from parent	$ (31,023,390)	$ (25,585,385)

Comprehensive loss for the year	$ (2,095,887)	$ (263,984)

21. Gold Bullion Loans

Activity during the year ended August 31, 2020:

During the year ended August 31, 2020, the Company closed $292,241 (US $203,750) in gold loans.

Under the terms of the loan agreements, the bullion loans are for a period of one year, are subject to renewal, and carry an 8% interest rate payable quarterly. At the sole discretion of the Lender, the bullion loans may be repaid in cash or common shares of the Company or gold in specified form at the option of the lender.  The bullion loans may be converted into common shares of the Company at the sole discretion of the lenders at an exercise price of US$0.3417 per share.  Interest is payable quarterly, either in cash or in shares at the option of the lender at a price of US$0.3417 per share. There is no prepayment penalty.

The Company recorded the equity portion of the conversion component in equity which amounted to $32,000.

During the year ended August 31, 2020 the Company settled $5,313,378 (US$3,927,813) of principal amount of outstanding loans through the issuance of 14,840,305 shares.

Activity during the year ended August 31, 2019:

During the year ended August 31, 2019, the Company closed $287,800 (US $216,857) in gold loans.

Under the terms of the loan agreements, the bullion loans are for a period of one year, are subject to renewal, and carry an 8% interest rate payable quarterly. At the sole discretion of the Lender, the bullion loans may be repaid in cash or common shares of the Company or gold in specified form at the option of the lender.  The bullion loans may be converted into common shares of the Company at the sole discretion of the lenders at an exercise price of US$0.3357 per share.  Interest is payable quarterly, either in cash or in shares at the option of the lender at a price of US$0.3357 per share. There is no prepayment penalty.

The Company recorded the equity portion of the conversion component in equity which amounted to $120,000.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

21. Gold Bullion Loans (continued)

During the year ended August 31, 2019 the Company settled $130,670 (US$100,000) of principal amount of outstanding loans through the issuance of 402,077 shares.

Outstanding balance:

The balance of the gold bullion loans is as follows:

	August 31, 2020	August 31, 2019
Balance at beginning of year	$ 4,998,127	$ 4,622,351
Loans received	292,241	287,800
Less: repayment of loans converted to shares	(5,313,378)	(130,670)
Less: conversion component of loans and finders fees	(32,000)	(120,000)
Interest accrued	306,608	375,921
Issuance of shares for interest payment	(359,550)	(311,015)
Interest accretion	46,667	268,280
Foreign exchange translation adjustment	61,285	5,460
Balance at end of year	$ -	$ 4,998,127

Interest expense related to the gold bullion loan amounted to $306,608 (2019 - $375,921, 2018 - $337,012), for the year ended August 31, 2020 and is recorded as finance charge in the statements of comprehensive loss. Accretion expense during the year ended August 31, 2020 totaled $46,667 (2019 - $268,280, 2018 - $272,991).

Derivatives in the gold bullion loans:

If lenders elect repayment in gold, the Company may have to purchase approximately nil (August 31, 2019 - 2,923) ounces of gold in the market in order to repay the loans.  At August 31, 2020, the value of nil (August 31, 2019 - 2,923) ounces of gold was approximately $nil (August 31, 2019 - $5,900,000).

The Company estimated the fair value of the derivatives embedded in the gold bullion loans to be $nil as at August 31, 2020 (August 31, 2019 - $1,300,000), and recognized a loss of $800,000 in the statement of loss and comprehensive loss for the year ended August 31, 2020 (2019 - $1,100,000 loss, 2018 - $200,000 loss).

The embedded derivatives were valued using a Monte Carlo simulation utilizing the following observable inputs:

•Risk free rate – range of nil% (2019 - 1.80% to 2.06%, 2018- 1.99% to 2.38%)

•Gold spot price – $nil (2019 - $1,521, 2018- $1,217)

•Implied volatility – nil% (2019 - 15%, 2018- 10%)

•Gold futures price- range of $nil (2019-  $1,525 to $1,547, 2018- $1,220 to $1,244)

As all inputs used in the model are observable, the derivatives fall in Level 2 of the fair value hierarchy.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

22. Finance costs

Finance costs comprises of the following:

Year ended August 31,	2020	2019	2018

Interest on Gold Bullion Loans	$ 932,209	$ 375,921	$ 337,012
Interest on Convertible Loans	1,728,301	229,854	212,201
	$ 2,660,510	$ 605,775	$ 549,213

23. Convertible loans

Activity during the year ended August 31, 2020:

During the year ended August 31, 2020, the Company received loans in the amount of $6,946,787 (US$5,123,493) with a one year term with a right to extend by 1 additional year by mutual consent, carrying an 8% interest rate payable quarterly. The convertible loans may be repaid in cash or common shares of the Company at the option of the lender.  The convertible loan may be converted into common shares of the Company at the sole discretion of the lender at an exercise price of US$0.3417 - US$0.598 per share.  Interest is payable quarterly, either in cash or in shares at the option of the lender at a price of US$0.3417 - US$0.598 per share.

The Company recorded the equity portion of the conversion component in equity which amounted to $792,450.

In connection with the convertible loans, the Company paid a finder’s fee via the issuance of an aggregate of 1,025,762 common shares with a value of $642,095.

During the year ended August 31, 2020, the Company settled $7,889,535 (US$5,095,662) of principal amount of outstanding loans through the issuance of 14,427,112 shares. The Company also repaid $283,393 (USD$200,000) in cash.

Activity during the year ended August 31, 2019:

During the year ended August 31, 2019, the Company received loans in the amount of $1,596,401 (US$1,230,799) with a one year term with a right to extend by 1 additional year by mutual consent, carrying an 8% interest rate payable quarterly. The convertible loans may be repaid in cash or common shares of the Company at the option of the lender.  The convertible loan may be converted into common shares of the Company at the sole discretion of the lender at an exercise price of US$0.27 - US$0.34 per share.  Interest is payable quarterly, either in cash or in shares at the option of the lender at a price of US$0.27 - US$0.34 per share.

During the year ended August 31, 2019, the Company settled $2,614,343 (US$2,028,768) of principal amount of outstanding loans through the issuance of 7,387,818 shares.

In connection with the gold loans described in note 21 and the convertible loans, the Company paid a finder’s fee via the issuance of an aggregate of 686,446 common shares with a value of $581,181.  The finders fee was allocated proportionally between the gold loans and convertible loans, the portion allocated to the convertible loans amounted to $494,000.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

23. Convertible loans (continued)

The balance of the convertible loans is as follows:

	August 31, 2020	August 31, 2019
Balance at beginning of year	$ 1,929,244	$ 2,875,420
Proceeds from convertible loans	6,946,787	1,596,401
Conversion of convertible loan to shares	(7,889,535)	(2,614,343)
Repayment in cash	(283,393)	-
Less: conversion component of convertible loans	(792,450)	(141,000)
Less: finders fee	(642,095)	(494,000)
Interest accrued	398,208	229,854
Issuance of shares for interest payment	(398,208)	(206,962)
Interest accretion	689,664	720,250
Foreign exchange	41,778	(36,376)
Balance at end of year	$ -	$ 1,929,244

Interest accretion expense related to these loans during the year ended August 31, 2020 totaled $689,664 (2019 - $720,250, 2018 - $549,069).

24. Convertible debentures

On July 22, 2020, the Company entered into a securities purchase agreement (the “Agreement”) with two institutional accredited investors (the “Debenture Holders”) to issue up to USD $14.0 million in convertible debentures consisting of USD $7.0 million in Tranche A Convertible Debentures (“Tranche A”) and up to USD $7.0 million in Tranche B Convertible Debentures (“Tranche B”, together with the Tranche A, the “Convertible Debentures”).

Repayment of the Convertible Debentures is guaranteed by the Company’s subsidiary, Tanzania American International Development Corporation 2000 Limited pursuant to a global guarantee agreement.

In connection with the Agreement, the Company paid a commitment fees and implementation fees as well as other transactions costs amounting to $1,198,403. All transaction fees have been expensed.

In connection with the Agreement, the Company issued to the Debenture Holders three-year warrants to purchase its common shares (“Warrant Shares”) in a number equal to twenty percent (20%) times the aggregate amount of the Convertible Debentures of $14.0 million divided by the 20-day volume weight trading price (“VWAP”) as calculated immediately prior to the first closing of the Tranche A Debenture. The exercise price for the Warrants will be equal to 130% times the 20-VWAP also as calculated immediately prior to the first closing of the Tranche A Debenture. Repayment of the Convertible Debentures is guaranteed by the Company’s subsidiary, Tanzania American International Development Corporation 2000 Limited pursuant to a global guarantee agreement.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

24. Convertible debentures (continued)

Tranche A

Each of the Tranche A Debentures bears no interest and has a maturity date of eighteen months, provided that in case of an event of default, the Tranche A Debentures may become immediately due and payable.

During the year, the Company closed the following issuances under Tranche A:

Amount	Issuance Date	Conversion price
USD $4.0 million	July 24, 2020

The lower of:

•Fixed conversion price of USD $1.2125; or

•93% of the average of the two lowest daily VWAPs during the 10 consecutive trading days immediately before the conversion date.

The above is subject to a floor of $0.20.

USD $2.0 million	August 20, 2020

The lower of:

•Fixed conversion price of USD $1.2029; or

•93% of the average of the two lowest daily VWAPs during the 10 consecutive trading days immediately before the conversion date.

The above is subject to a floor of $0.20.

The third closing occurred subsequent to the year end, on September 1, 2020, after the SEC declared the Registration Statement effective. The conversion price will be the same as the first two issuances, with the exception of the fixed conversion price which is $1.1554.

Tranche A is subject to the following additional terms and conditions:

•If at the maturity date of the Tranche A Debenture there is at least 20% outstanding principal balance, the Company may elect to extend the Tranche A Debenture maturity date for an additional six months.

•The Company has the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Tranche A Debenture at a 10% premium provided the current stock price of the Company’s common shares at the time of the delivery of the redemption notice is less than the applicable fixed conversion price which has been set upon each issuance. Upon receiving the notice to redeem, the Debenture Holders can then elect to convert into shares at that point in time.

Because the conversion feature that is embedded in Tranche A is variable, it does not meet the criteria to be classified as equity. As a result, the conversion feature would be required to be bifurcated and accounted for as an embedded derivative. Rather than bifurcating the conversion feature, the Company has elected under IFRS 9 to classify the entire instrument at fair value through profit or loss.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

24. Convertible debentures (continued)

Tranche B

In addition, as part of the Agreement and upon the Company’s election, the Debentures Holders are committed to purchase up to USD $7.0 million in the aggregate of Tranche B Debentures as long as the following conditions are met:

(i)The Company must have a market capitalization of at least $100.0 million;

(ii)The Company must have achieved production of 250 ounces of gold during the preceding 30 days prior to the first tranche B closing;

(iii)The total number of common shares that the Company has issued and may be issued as Conversion Shares or Warrants Shares does not exceed 19.9% of the Company’s common shares outstanding as of the date of the Agreement; and

(iv)The Company has less than $25.0 million of total debt outstanding, excluding the debt outstanding pursuant to the Tranche A Debentures, but including any Tranche B Debentures outstanding and to be issued in the Tranche B Debenture closing.

. The Tranche B Debentures may be issued in four increments, as follows:

•USD $2.0 million- the first closing (the “First Tranche B Closing”) to occur no earlier than 60 days, but no later than 90 days after the closing of the last Tranche A Debenture;

•USD $2.0 million- the second closing (the “Second Tranche B Closing”) to occur no earlier than 30 days, but no later than 60 days after the First Tranche B closing;

•USD $2.0 million- the third closing (the “Third Tranche B Closing”) to occur no earlier than 30 days, but no later than 60 days after the Second Tranche B closing; and

•USD $1.0 million- the fourth closing (the “Fourth Tranche B Closing”) to occur no earlier than 30 days, but no later than 60 days after the Third Tranche B Closing.

Each Tranche B Debenture bears interest at 8.75% and has a maturity date of eighteen months, which may be extended at the option of the Company for an additional six months as discussed below.

During months 1 through 5, interest payments only may be paid by the Company. During months 6 through 17, monthly principal payments equal to 75% of the principal amount in the aggregate, plus accrued interest may be paid by the Company. Finally, at maturity, the balance due of 25% of the principal amount plus accrued interest is due

Tranche B contains the following additional terms and conditions:

•At the Company’s option, the Company may elect to allow the Debenture Holders to convert the interest due, principal and interest payment and balance due into common shares at 93% of the average of the two lowest daily VWAP during the 10 consecutive trading days immediately preceding the conversion date, but in no case lower than $0.20 per common share.

•At the election of the Tranche B Debenture Holder, the debentures are convertible at any time into common shares at a fixed conversion price which will be set on each Tranche B closing, and will be equal to the 20-day VWAP immediately preceding the closing of the each Tranche B Debenture times 130% (the “Tranche B Fixed Conversion Price”).

•The Company has an option to extend the last 25% payment for an additional six months for a fee equal to 6% on the balance due. At that time, the aggregate amount of the principal due, interest accrued thereon and 6% fee will be amortized over the additional six-month extension.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

24. Convertible debentures (continued)

Under the Agreement, the Company has also covenanted that provided at least $2.0 million Tranche B Debentures are outstanding, it will not, without the debenture holder approval, allow debt, including accounts payable and Tranche B Debentures, but excluding Tranche A Debentures, to exceed $25.0 million. Further, in the event that the Company obtains financing secured by its assets, excluding lease financing or working capital financing secured by inventory, the company will provide to the Investor the same type of security, pari passu.

Implementation fees of 3.95% are to be paid at the closing of each issuance.

All conversion features under the Agreement are subject to the following limitation- The Debenture Holder may not convert any portion of a Convertible Debenture or exercise the Warrant if such conversion or exercise would result in the holder beneficially owning more than 4.99% of the Company’s then issued and common shares, provided that such limitation may be waived by the holder with 65 days’ notice

Initial recognition of the issuances that closed during the year are as follows:

Issued	Tranche	Principal (CAD)	Maturity Date	Interest Rate	Fair Value (CAD)
July 27, 2020	Tranche A	$5,357,000	January 27, 2020	0%	$4,592,000
August 20, 2020	Tranche A	2,639,000	February 20,2020	0%	2,264,000
Total		7,996,000			6,856,000

In connection with the Agreement, and concurrent with the first issuance under Tranche A, the Company issued 3,002,037 warrants to the Debenture Holders (“Warrant Shares”). The Warrant Shares have an exercise price of $1.2125 and are exercisable at any time during the three-year term.

The difference of CAD $1,140,000 between the principal and the fair value of the convertible debentures at issuance is attributable to the fair value of the Warrant Shares that were issued as part of the overall arrangement (Note 25).

The balance of the convertible debentures is as follows:

(CAD) August 31, 2020
Balance at beginning of year	$ -
Fair value on initial recognition	6,856,000
Change in fair value	(67,000)
Foreign exchange	(142,000)
Balance at end of year	$ 6,647,000

As of August 31, 2020 the total principal outstanding on the convertible debentures is $7,825,000.

There was no change in fair value due to changes in own credit risk during the period.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

24. Convertible debentures (continued)

Significant assumptions used in determining the fair value of the convertible debentures are as follows:

August 31, 2020
Share price	$0.835
Risk-free interest rate	0.13%-0.14%
Discount for lack of marketability	21%
Remaining term (in years)	1.41-1.97

The fair value is a level 2 fair value estimate given all significant inputs into the model are observable.

25. Derivative warrant liabilities

In accordance with IAS 32 Financial Instruments:  Presentation a contract to issue a variable number of shares that can be settled in cash fails to meet the definition of equity and must instead be classified as a derivative liability and measured at fair value with changes in fair value recognized in the consolidated statements of comprehensive loss at each year end. The derivative liabilities will ultimately be converted into the Company’s equity (share capital) when the warrants are exercised, or will be extinguished on the expiry of the outstanding warrants. Immediately prior to exercise, the warrants are remeasured at their estimated fair value. Upon exercise, the intrinsic value is transferred to share capital (the intrinsic value is the share price at the date the warrant is exercised less the exercise price of the warrant). Any remaining fair value is recorded through the consolidated statements of comprehensive loss as part of the change in fair value of derivative warrant liabilities.

a)Derivative warrant liabilities related to September 26, 2016 private placement

Foreign currency denominated warrants were issued as part of the September 26, 2016 private placement and are exercisable at the option of the holder into common shares for no consideration.  This cashless exercise right is only in effect if the current market price is less than the exercise price of US$1.10 (Note 18). During the year ended August 31, 2020, the entire balance of 4,017,857 in outstanding warrants were exercised for common shares and recorded as share capital (Note 6).

b)Derivative warrant liabilities related to July 22, 2020 Agreement

During the year, and in conjunction with entering to the Agreement as described in Note 24, the Company issued warrants for the Company’s common shares. Under the terms of the Agreement a total of 3,002,037 warrants were issued, exercisable for a period of three years from the date of issuance at an exercise price of $1.2125 USD.

The holders of the warrants issued pursuant to this Agreement may elect to settle the warrants in cash if the underlying security (i.e., the common shares) are not subject to an effective registration statement at the time the holder wishes to exercise them. A contract that may be settled by a single net payment (generally referred to as net cash settled or net equity settled) is a financial liability and not an equity instrument.

At initial recognition on July 27, 2020 the Company measured the warrant liabilities at fair value, which was $1,140,000.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

25. Derivative warrant liabilities

The balance of the derivative warrant liabilities (level 3) is as follows:

August 31, 2020
Balance at beginning of year	$ -
Fair value on initial recognition	1,140,000
Fair value adjustment	(391,000)
Foreign exchange	(29,000)
Balance at end of year	$ 720,000

Significant assumptions used in determining the fair value of the derivative warrant liabilities are as follows:

August 31, 2020
Share price (in USD)	$0.835
Risk-free interest rate	0.15%
Dividend yield	0%
Expected volatility	51%
Remaining term (in years)	2.90

The fair value is classified as level 3 as expected volatility is determined using historical volatility, and is therefore not an observable input.

26. Taxes

The Company’s provision for income taxes differs from the amount computed by applying the combined federal and provincial income tax rates to income (loss) before income taxes as a result of the following:

	2020	2019	2018
Combined basic Canadian federal and provincial statutory income tax rates including surtaxes	26.50%	26.50%	26.50%

Statutory income tax rates applied to accounting income	$(4,299,000)	$(8,060,000)	$(1,881,000)

Increase (decrease) in provision for income taxes:
Foreign tax rates different from statutory rate	(80,000)	(816,000)	(57,000)
Permanent differences and other items	723,000	(1,077,000)	636,000
Benefit of tax losses not recognized	3,656,000	9,953,000	1,302,000
Provision for income taxes	$-	$-	$-

The enacted tax rates in Canada of 26.50% (26.50% - 2019, 26.50% - 2018) and Tanzania of 30% (2019 - 30%, 2018 - 30%) where the Company operates are applied in the tax provision calculation.  The combined Canadian federal and provincial statutory rate has increased from the prior period due to a scheduled enacted rate increase.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

26. Taxes (continued)

The following table reflects the Company’s deferred income tax assets (liabilities):

The tax effects of significant temporary differences which would comprise deferred income tax assets and liabilities at August 31, 2019 and 2018 are as follows:

Deferred Income Tax Liabilities	Mineral properties	Debt issuance cost	Total

At August 31, 2018	$ (11,115,000)	$ (254,000)	$ (11,369,000)
Charged to the consolidated statement of comprehensive loss	460,000	(35,000)	425,000
At August 31, 2019	$ (10,655,000)	$ (289,000)	$ (10,944,000)
Charged to the consolidated statement of comprehensive loss	(2,321,000)	(168,000)	(2,489,000)
At August 31, 2020	$ (12,976,000)	$ (457,000)	$ (13,433,000)

Deferred Income Tax Assets	Non-capital losses	Non-capital losses	Total

At August 31, 2018	$ 11,115,000	$ 254,000	$ 11,369,000
Charged to the consolidated statement of comprehensive loss	(460,000)	35,000	(425,000)
At August 31, 2019	$ 10,655,000	$ 289,000	$ 10,944,000
Charged to the consolidated statement of comprehensive loss	2,321,000	168,000	2,489,000
At August 31, 2020	$ 12,976,000	$ 457,000	$ 13,433,000

Net deferred tax assets (liabilities)	$ -	$ -	$ -

The following temporary differences have not been recognized in the Company’s consolidated financial statements:

	August 31, 2020	August 31, 2019

Non capital losses	$ 99,290,000	$ 91,799,000
Property, plant and equipment	240,000	217,000
Capital losses	2,000	2,000
	$ 99,532,000	$ 92,018,000

At August 31, 2020, the Company has Tanzanian non-capital losses of $59,557,000 (2019 - $60,086,000), that have not been recognized and may be carried forward and applied against Tanzania taxable income of future years.  The non-capital loss may be carried forward without limitation.

Tanzanian Gold Corporation

Notes to the Consolidated Financial Statements

For the Years Ended August 31, 2020 and 2019

(Expressed in Canadian dollars)

26. Taxes (continued)

At August 31, 2020, the Company has non-capital losses of $37,902,000 (2019 - $30,973,000), that have not been recognized and may be carried forward and applied against Canadian taxable income of future years.   The non-capital losses have expiry dates as follows:

2026	$ 1,711,000
2027	1,388,000
2028	1,512,000
2029	1,967,000
2030	1,427,000
2031	2,378,000
2032	2,496,000
2033	2,352,000
2034	2,195,000
2035	1,983,000
2036	2,050,000
2037	2,866,000
2038	3,735,000
2039	2,913,000
2040	6,929,000
$ 37,902,000

At August 31, 2020, $nil (2019 - $nil) was recognized as a deferred tax liability for taxes that would be payable as the Company’s subsidiaries have a deficit.

27. Events after the reporting period

Subsequent to year end, $1,100,000 of Tranche A Convertible Debentures (Note 24) were converted by the Holders into 1,832,418 common shares of the Company.